Exhibit 10.4

Consulting Agreement

This agreement is agreed and signed by both parties on April 8, 2011 in Shenzhen City, Guangdong Province, China

Party A: Shenzhen Xing Tian Kong Digital Co., Ltd.
Authorized Representative: Jianxing Lin

Party B: Yinyan Guan

Whereas Party A desires to expand rapidity its “Digital Products Chain Stores” and Party B has rich experiences in running and operating chain stores, Party A hereby engages Party B to its management consultant. Based on the principals of cooperation and mutual benefits, Party A and Party B reach the following agreement after friendly negotiation.

1.	Chain Stores Operating Consultant Engagement
Party A hereby engages Party B as a corporate management consultant for the “Digital Products Chain Stores” and Party B hereby accepts Party A’s engagement.

2.	Party B’s Responsibilities and Obligations
A.
Assist Party A in composing a 5-year Business Plans of Running and Operating Chain Stores and a 10-year Business Plans of Running and Operating Chain Stores, (together, “Chain Stores Business Plan”); participate in the selection of store locations, store constructions, store openings, and store operations; be responsible for human resources management including recruiting and training of store staff; planning, supervising for marketing campaigns and sales promotion activities during each annual major festivals .

B.	Accomplish the goals to open or acquire other stores in the same industry, and assist Party A in reaching the profit index of each individual store for the year 2011, 2012 and 2013.
C.	Party B shall have the obligations to keep confidential of Party A’s business information.

3.	Party A’s Responsibilities and Obligations
A.	Party A shall fully assist and cooperate with Party B’s consulting work, and provide necessary office space, transportation, travelling and accommodation expenses for remote work from other cities.
B.	Party A shall make timely decisions based on Party B’s suggestion.
C.	Party A shall make timely payments of the consulting fee as agreed.

4.	Consulting Fee and Method of Payment
Consulting Fee refers to the remuneration payable by Party A to Party B.  Payment of Consulting Fee shall be made in cash.
A.	Party A shall pay Party B consulting fee of RMB 2,000,000 within 60 days of the signing of this agreement.
B.	For assignments other than agreed herein, the consulting fee shall be agreed on separately.

5.	Term
The term of Party B as Party A’s consultant shall be 3 years from the signing of this agreement.

6.	Liabilities for Breach of Contract
A.
If Party A violates its obligations to assist and corporate under Item 3 of this agreement and causes Party B not able to complete the corporate management consultant work on time, Party A shall bear the responsibilities.

B.	If Party A delays in the payment of consulting fee, Party B shall have the right to request Part A to pay 0.1% penalty per day as delay payment.

7.	Force Majeure
During the term of this agreement, if there are material political, economic, financial, legal or other changes, and such changes have affected or can affect Party A’s business, finance, company foreground and expansion adversely, after negotiation of both parties, this agreement shall be suspended or terminated.

8.	Confidentiality
A.	Party B shall keep confidential Party A’s business secrets, agreements, files, information and trade secrets involved in the merger and acquisition plans of other businesses.
B.
Party A shall keep confidential Part B’s professional ideas, suggestions, plans and all other analysis data and shall not provide or spread them to any third parties which are not related to this agreement.

9.	Others
A.	This agreement shall be effective upon execution by Part A and Party B.
B.	There are two original copies of the agreement, with each party holding one. Both shall have the same legal effect.
C.	Both parties shall negotiate friendly to resolve any disputes arise from this agreement.

Party A：/s/ Shenzhen Xing Tian Kong Digital Co., Ltd.  Party B：/s/ Yinyan Guan
Signing Date: April 8, 2011

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